Exhibit 11

            COMPUTATION OF EARNINGS PER COMMON SHARE
                 FOR THE YEAR ENDED DECEMBER 31
        (In millions, except share and per share amounts)


                                                          1995          1994          1993
                                                          ----          ----          ----

1.  Income applicable to common stock before
     extraordinary loss                                  $788.4        $441.0         $2.7

2.  Net income (loss) applicable to common stock*        $788.4        $373.1         $2.7

3.  Average number of common shares
    outstanding at the beginning of the year and
    the end of each month during the year           178,018,083   177,881,428  175,346,282

4.  Primary earnings per common share before
    extraordinary loss (1 divided by 3)                $   4.43      $   2.48      $   .02

5.  Primary earnings (loss) per common share
    (shares for extraordinary loss
    calculations = 177,247,646 in 1994)                $   4.43      $   2.10      $   .02

6.  Fully diluted earnings before extraordinary
    loss (1)                                             $788.4        $441.0        $ 2.7

7.  Fully diluted earnings (loss) (2)                    $788.4        $373.1        $ 2.7

8.  Shares issuable under stock incentive plans
    (treasury stock method)                              35,664        22,930       17,350

9.  Shares issuable upon exercise of dilutive
    outstanding stock options (treasury stock
    method)                                           1,642,922     1,232,914      405,062

10. Fully diluted shares (3 + 8 + 9)                179,696,669   179,137,272  175,768,694

11. Fully diluted earnings per common share
    before extraordinary loss (6 divided by 10)           $4.39         $2.46         $.02

12. Fully diluted earnings (loss) per common
    share (shares for extraordinary loss
    calculation = 177,908,286 in 1994)                    $4.39         $2.08         $.02

* After preferred dividend requirement

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